Fort Pitt Capital Group, LLC

Code of Ethics

January 2018

PREAMBLE

This Code of Ethics (“Code”) is being adopted for Fort Pitt Capital Group, LLC (“Adviser” or “Fort Pitt”). This Code is designed to comply with Rule 17j-l of the Investment Company Act of 1940 (“1940 Act”) and Rule 204A-1 of the Investment Advisers Act of 1940 (the “Advisers Act”). Rule 17j-1 and Rule 204A-1 apply because Fort Pitt serves as investment adviser to the Fort Pitt Capital Total Return Fund (“Fund”), as well as other individual and institutional customers. (Throughout this Code, the term “Clients” shall collectively mean the Fund and Fort Pitt’s other individual and institutional customers for whom Fort Pitt renders investment advisory services.) This Code seeks to serve and safeguard Clients by setting forth provisions reasonably necessary to ensure compliance with applicable federal securities laws.

In general, those subject to this Code owe a fiduciary duty to Clients, which includes ensuring that one’s personal affairs, including personal securities transactions, are conducted in a manner which avoids: (i) serving one’s own personal interests ahead of Clients, (ii) taking inappropriate advantage of one’s position with Fort Pitt; and (iii) any actual or potential conflicts of interest or any abuse of one’s position of trust and responsibility.

With regard to Fort Pitt’s service as investment adviser to the Fund, Rule 17j-1 imposes additional duties.1 Under Rule 17j-1, it is unlawful for certain persons, including any officer, director or trustee of the Adviser, in connection with the purchase or sale by such person of a security “held or to be acquired” by the Fund:2

(1)	To employ any device, scheme or artifice to defraud the Fund;

(2)
To make any untrue statement of a material fact to the Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;

(3)	To engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon the Fund; or

(4)	To engage in any manipulative practice with respect to the Fund.

Rule 204A-1 contains additional ethical standards and reporting requirements, which this Code is designed to address. In compliance with Rule 204A-1, the persons subject to this Code include all Supervised Persons of Fort Pitt.

1 Rule 17j-1 requires that the Adviser adopt a written code of ethics (a separate document), which must be approved by a majority of the Board of Trustees of the Trust (“Board of Trustees”).  This Code is substantially identical to the code of ethics adopted by the Fund and Fort Pitt under Rule 17j-1; any differences arise largely from slightly varying definitions found under Rule 17j-1 and Rule 204A-1.
2 A security “held or to be acquired” is defined as (a) if within the most recent fifteen (15) days it (i) is or has been held by the Trust or any other Client, or (ii) is being or has been considered by the Trust or Fort Pitt for purchase by the Trust or any other client, and (b) any option to purchase or sell, and any security convertible into or exchangeable for such a security.

RISKS

In developing this policy and procedures, Fort Pitt considered the material risks associated with administering the Code of Ethics. This analysis includes risks such as:

●
Access Person engages in various personal trading practices that wrongly make use of nonpublic information resulting in harm to Clients or unjust enrichment to Access Person. (These practices include trading ahead of Clients and passing nonpublic information on to spouses and other persons over whose accounts the Access Person has control.)

●	Access Persons are able to cherry pick Clients’ trades and systematically move profitable trades to a personal account and let less profitable trades remain in Clients’ accounts.

●	One or more employees engage in an excessive volume of personal trading (as determined by the Chief Compliance Officer) that detracts from their ability to perform services for Clients.

●	The personal trading of employees does not comply with provisions of Rule 204A-1 under the Advisers Act and Rule 17j-1 of the Investment Company Act.

●	Access Persons are not aware of what constitutes insider information.

●	Employees use firm property, including research, supplies, and equipment, for personal benefit.

1.	DEFINITIONS

A.
“Access Person” means any Supervised Person (i) who has access to nonpublic information regarding any Client’s purchase or sale of securities, or nonpublic information regarding portfolio holdings of the Fund, or (ii) who is involved in making securities recommendations to Clients, or who has access to such recommendations that are nonpublic.[3] Due to the small size of the firm, all employees are considered to be Access Persons. In the event that Fort Pitt hires an intern, temporary or contract employee, the Chief Compliance Officer will determine the type and scope of access to be provided to such individual at the time that they are hired. In the event that such individual is not considered to be an Access Person because of their limited access to Client and/or Fund information, the Chief Compliance Officer will create separate confidentiality procedures for the term of that individual’s employment with the firm.

B.
“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule or allocation. An automatic investment plan includes a dividend reinvestment plan.

C.
A security is “being considered for purchase or sale” or is “being purchased or sold” when a recommendation to purchase or sell the security has been made and communicated to the person responsible for trading, which includes when the Fund or any other Client has a pending “buy” or “sell” order with respect to a security, and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

D.
“Beneficial ownership” shall be as defined and interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder which, generally speaking, encompasses those situations where the beneficial owner has the right to enjoy some economic benefit from the ownership of the security. A person is normally regarded as the beneficial owner of securities held in the name of his or her spouse or minor children living in his or her household.

3 This definition is based upon the provisions of Rule 204A-1.

E.	“Chief Compliance Officer” shall mean the duly appointed principal compliance officer of the Adviser, as applicable.

F.	“Control” shall have the same meaning as that set forth in Section 2(a) (9) of the 1940 Act.

G.
“Federal Securities Laws” means: (i) the Securities Act of 1933; (ii) the Securities Exchange Act of 1934; (iii) the Sarbanes-Oxley Act of 2002; (iv) the Investment Company Act of 1940; (v) the Investment Advisers Act of 1940; (vi) Title V of the Gramm-Leach-Bliley Act; (vii) any rules adopted by the Securities and Exchange Commission under any of the these statutes; (viii) the Bank Secrecy Act as it applies to funds and investment advisers; and (ix) any rules adopted thereunder by the Securities and Exchange Commission or the Department of the Treasury.

H.
“Investment Personnel” means (i) any Portfolio Manager of the Fund as defined in (I) below; (ii) securities analysts, traders and other personnel who provide information and advice to the Portfolio Manager or who help execute the Portfolio Manager’s decisions; (iii) any employee of the Fund or Adviser (or of any company in a control relationship to the Fund or Adviser) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Fund; and (iv) any natural person who controls the Fund or Adviser and who obtains information concerning recommendations made to the Fund regarding the purchase or sale of securities by the Fund.

I.	“Portfolio Manager” means an employee of the Adviser entrusted with the direct authority to make investment decisions affecting the Fund or a Client.

J.	“Purchase or sale of a security” includes, among other things, the writing of an option to purchase or sell a security.

K.
“Security” or “securities” shall have the meaning set forth in Section 2(a)(36) of the 1940 Act and Section 202(a)(18) of the Advisers Act[4], except that it shall not include securities issued by the government of the United States or by federal agencies and which are direct obligations of the United States, bankers’ acceptances, bank certificates of deposit, commercial paper, high quality short-term debt obligations (including repurchase agreements) and shares of registered open-end investment companies (other than those advised or sub-advised by Fort Pitt ).

4 Section 2(a)(36) of the 1940 Act and Section 202(a)(18) of the Advisers Act define “Security” to mean any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contact, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

L.
“Supervised Person” means any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of Fort Pitt, or other person who provides investment advice on behalf of Fort Pitt and is subject to the supervision and control of Fort Pitt.

2.	PROHIBITED TRANSACTIONS

A.	No Access Person shall engage in any act, practice or course of conduct, which would violate the provisions of Rules 17j-1 set forth above.

B.	No Access Person shall:

(i)
divulge to any person any Client holdings, any recommendations made to a Client, or any contemplated or completed securities transactions or trading strategies of a Client, except as required in the performance of his or her duties and only to the extent such other person has a need to know such information to perform his or her duties.

(ii)	take into consideration his or her personal financial situation when giving investment advice to Clients. An Access Person shall use his or her best judgment in giving investment advice.

(iii)
seek or accept anything of value, either directly or indirectly, from broker-dealers or other persons providing services to the Fund or Fort Pitt because of such person’s association with the Fund or Fort Pitt. For the purposes of this provision, the following gifts from broker-dealers or other persons providing services to the Fund or Fort Pitt will not be a violation of this section:

A.	an occasional meal;

B.	an occasional ticket to a sporting event, the theater or comparable entertainment;

C.	a holiday gift of fruit or other foods, or another comparable gift.

(iv)	violate the Policy Statement on Insider Trading attached hereto as Exhibit A.

(v)
directly or indirectly acquire beneficial ownership in any securities in an initial public offering, in order to preclude any possibility of such person profiting from his or her position with the Fund or Fort Pitt.

(vi)
directly or indirectly acquire beneficial ownership of any securities in a private placement, without prior written approval of the Chief Compliance Officer. Any Access Person authorized to purchase securities in a private placement shall also disclose that investment if and when the Fund or Fort Pitt is contemplating a subsequent investment in the issuer. In such circumstances, the Fund’s or Fort Pitt’s decision to purchase securities of the issuer shall be subject to independent review by officers of the Fund or Fort Pitt (as applicable) who have no personal interest in the issuer.

(vii)
engage in excessive trading for their personal securities accounts. Excessive personal trading by an Access Person diverts an Access Person’s attention away from the responsibility of providing services to the firm’s Clients and increases the possibilities for transactions that are in actual or apparent conflict with Client transactions. This Code does not define “excessive trading” but rather leaves such determinations to the judgment of the Chief Compliance Officer based on the circumstances.

(viii)	engage in a personal securities transaction on a day during which any Client has a pending “buy” or “sell” order for the same security until that order is executed or withdrawn.

(ix)
buy or sell a security within one business day (five business days for securities with a market capitalization of $1 billion or less) before or after that security is bought or sold on behalf of a Client.

(x)	buy or sell shares of the Fund starting five business days before a public announcement concerning the Fund and ending five business days after such public announcement.

(xi)
serve on the board of directors of any publicly traded company without prior authorization of the Chief Compliance Officer. Any such authorization shall be based upon a determination that the board service would be consistent with the interests of the Fund or Fort Pitt (as applicable).

3.	COMPLIANCE PROCEDURES

A.	Pre-Clearance

All Access Persons shall receive prior written approval from an Executive Officer of the firm before buying or selling any securities (as defined above). Please note that mutual fund transactions are excluded from this pre-approval requirement except for the purchase and/or sale of shares of the Fort Pitt Capital Total Return Fund. Please also note that although pre-approval is required for a decision to purchase or sell shares of the Fort Pitt Capital Total Return Fund, pre-approval is not required for the ongoing automatic payroll investments in shares of the Fort Pitt Capital Total Return Fund within an individual employee’s 401(k) account.

Each Access Person seeking prior written approval shall complete Exhibit B attached hereto and submit it to the Chief Compliance Officer or another firm Executive Officer for review. The Chief Compliance Officer shall request approval from another of the firm’s Executive Officers.

With regard to approved purchases of securities, a signature from the Chief Compliance Officer or one Executive Officer is required. Such approval is good only for trades placed on the business day on which the approval is signed. Copies of all pre-approval requests, as well as the rationale supporting such approvals/denials shall be forwarded to and maintained by the Chief Compliance Officer or his designee.

B.	Exceptions

The Chief Compliance Officer or an Executive Officer may grant exceptions to any of the above-listed prohibited transactions in cases of personal hardship or other appropriate circumstances. Each Access Person seeking an exception shall complete Exhibit B attached hereto and submit it to the Chief Compliance Officer or Executive Officer for review. The Chief Compliance Officer must request approval for an exception from another of the firm’s Executive Officers. Copies of all requests and responses, as well as the rationale for such decision shall be forwarded to and maintained by the Chief Compliance Officer or his designee.

In addition, if an Access Person has no direct influence or control over an account, that account and the activity within that account would not have to be reported to the Chief Compliance Officer. In order to be exempt from the below reporting requirements, an Access Person must complete Exhibit C attached hereto and must update this form at least annually.

C.	Duplicate Confirmations and Account Statements

All Access Persons shall direct their brokers to supply to the Chief Compliance Officer, on a timely basis, duplicate copies of the confirmation of all personal securities transactions and copies of all periodic statements for all securities accounts. The Chief Compliance Officer and/or his designee will compare all pre-approval requests to the duplicate account statements received to ensure that the firm has accurate records of all transactions. With regard to pre-approval requests and duplicate account statements of the Chief Compliance Officer, another Executive Officer will review and compare the documents.

D.	Disclosure of Personal Holdings (Initial and Annual Reports)

All Access Persons shall report and disclose to the Chief Compliance Officer, all personal securities holdings upon commencement of employment with Fort Pitt, as the case may be, and thereafter on an annual basis. This Initial Report shall be made on the form attached as Exhibit D and the Annual Report shall be made on the form attached as Exhibit E.

Access Persons may provide other reports such as a brokerage statement so long as it includes all information as outlined in Exhibit D and/or Exhibit E (as noted above). In addition, with respect to the Annual Holdings Report, an Access Person may also utilize Exhibit E to certify that duplicate account statements have been provided for all personal securities holdings on an uninterrupted basis since the date of their last Annual Holdings Report.

The required elements to be reported on both the Initial Report and the Annual Report:

a)
The title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security in which the Access Person has any direct or indirect beneficial ownership;

b)	The name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person’s direct or indirect benefit; and

c)	The date the Access Person submits the report.

i.
Initial Reports shall be made no later than 10 days after the person becomes an Access Person, and the information contained in the Initial Report must be current as of a date not more than 45 days prior to the date the person becomes an Access Person.)

ii.
Annual Reports shall be submitted once every 12-month period and must provide information on personal securities holdings that is current as of a date no more than 45 days before the date such Annual Report is submitted.

E.	Disclosure of Personal Holdings (Interim)

All Access Persons are also required to report and disclose any accounts which were established by them during the quarter, in which securities were held for the direct or indirect benefit of the Access Person. The report must contain the following:

1.	The date the report is submitted by the Access Person;

2.	The date the account was established; and

3.	The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person.

F.	Quarterly Reporting Requirements

(i)
Every Access Person shall report to the Chief Compliance Officer the information described above with respect to transactions in any security in which such person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the security; provided, however, that an Access Person shall not be required to make a report: (A) with respect to transactions effected for any account over which such person does not have any direct or indirect influence or control; or (B) with respect to transactions effected pursuant to an automatic investment plan.

(ii)
Reports shall be made not later than 30 days after the end of the calendar quarter during which the transaction to which the report relates was effected. Every Access Person shall be required to submit a report for all periods, including those periods in which no securities transactions were affected. A report shall be made on the form attached hereto as Exhibit F or on any other form acceptable to the Chief Compliance Officer (which may include the duplicate confirmation and account statements as noted above, so long as such duplicate confirmations or account statements are received no later than 30 days after the end of the applicable calendar quarter). In any event, the report shall contain the following information:

A.
the date of the transaction, the title, the exchange ticker symbol or CUSIP number (if applicable), the interest rate and maturity date (if applicable), and the number of shares, and the principal amount of each security involved;

B.	the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

C.	the price of the security at which the transaction was effected;

D.	the name of the broker, dealer or bank with or through whom the transaction was effected; and

E.	the date that the report is submitted.

G.	Certification/Questionnaire

Every Access Person shall certify upon commencement of employment and annually that:

(i)	they have read and understand the Code and that they are subject thereto;

(ii)	they have complied with the requirements of the Code; and

(iii)	they have reported all personal securities transactions pursuant to the requirements of the Code.

In addition, all Access Persons shall complete a Conflicts of Interest Questionnaire at the time of hire and annually thereafter which is designed to keep the Chief Compliance Officer informed of an Access Person’s actual or perceived conflicts of interest.

H.	Reporting of Code Violations

(i)	Conflict of Interest. Every Access Person shall report to the Chief Compliance Officer any personal conflict of interest relationship which may involve the Fund or another Client.

(ii)	Other Violations. Every Access Person shall promptly report to the Chief Compliance Officer any other violation of the Code.

All such reports will be treated confidentially to the extent permitted by law and will be investigated promptly and appropriately. Fort Pitt prohibits retaliation against Access Persons who report a violation or apparent violations of the Code in good faith and will treat any such retaliation as a further violation of the Code.

I.	Notification by Chief Compliance Officer

The Chief Compliance Officer shall notify each Access Person that he or she is subject to the provisions of this Code, and shall deliver a copy of this Code to each Access Person, and each such Access Person shall provide written acknowledgement of the Code’s receipt on an as hired, as amended and annual basis.

J.	Review of Reports

The Chief Compliance Officer or an Executive Officer of the firm shall review the initial, annual and quarterly holding reports, as well as the trade confirmations and transaction statements submitted to them by Access Persons, as soon as practicable after the submission of such reports to determine compliance with this Code. In addition, at the end of each calendar year, the Chief Compliance Officer or his designee will compare the year end account statements showing all account holdings at the beginning and end of the one year period as well as all account activity to ensure that pre-approval was obtained for all transactions placed by Access Persons throughout the year.

K.	Training Provided by the Chief Compliance Officer

The Chief Compliance Officer will provide training to all Access Persons as hired and at least annually regarding insider trading (Exhibit A: Policy Statement on Insider Trading) and the provisions of this Code.

L.	Further Information

Access Persons should contact the Chief Compliance Officer regarding any inquiries pertaining to the Code or the policies established herein.

4.	REPORTING OF APPARENT CODE VIOLATIONS TO THE BOARD OF TRUSTEES

A.	The Chief Compliance Officer shall promptly report to the Board of Trustees all apparent violations of this Code and the reporting requirements thereunder.

B.
When the Chief Compliance Officer finds that a transaction otherwise reportable to the Board of Trustees could not reasonably be found to have resulted in a fraud, deceit or manipulative practice in violation of Rule 17j-l(b), such Chief Compliance Officer may, in such Chief Compliance Officer’s discretion, lodge a written memorandum of such finding and the reasons therefore with the quarterly reports made to the Fund’s Board of Trustees.

5.	ANNUAL REPORTING TO THE CHIEF COMPLIANCE OFFICER OF THE FUND

Fort Pitt shall prepare an annual written report relating to this Code to the Fund’s Chief Compliance Officer. Such annual report shall:

A.	summarize existing procedures concerning personal investing and any changes in the procedures made during the past year;

B.
describe any issues arising under this Code or procedures since the last report to the Fund’s Chief Compliance Officer including, but not limited to, information about material violations of this Code or procedures and sanctions imposed in response to the material violations;

C.
identify any recommended changes in the existing restrictions or procedures based upon the experience of Fort Pitt under this Code, evolving industry practices or developments in applicable laws or regulations; and

D.	certify that Fort Pitt has adopted procedures reasonably necessary to prevent Access Persons from violating this Code.

6.	SANCTIONS

Upon discovering a violation of this Code, the Chief Compliance Officer may impose appropriate sanctions including, among other things: (a) a letter of censure; or (b) a recommendation to an Executive Officer for the suspension or termination of the employment of the violator.

7.	RETENTION OF RECORDS

For a period of at least 5 years after the end of the fiscal year, Fort Pitt will maintain this Code, a list of all persons required to make reports hereunder, or who are responsible for reviewing such reports, a copy of each report made by an Access Person hereunder, a record of any decision and the rationale supporting the decision to approve or deny the purchase/sale of securities by Access Persons, each memorandum made by the Chief Compliance Officer hereunder and a record of any violation hereof and any action taken as a result of such violation. A copy of each written annual report to the Fund’s Chief Compliance Officer, shall be maintained by Fort Pitt as required under Rule 17j-1. The Chief Compliance Officer will also maintain a log of any violation of this Code as part of the firm’s Compliance Program.

Exhibit A

FORT PITT CAPITAL GROUP, LLC

Policy Statement on Insider Trading

SECTION I.           POLICY STATEMENT ON INSIDER TRADING

Fort Pitt forbids any officer, director, or employee from trading, either personally or on behalf of an account serviced by Fort Pitt (“Client Account”), on material nonpublic information, or communicating material nonpublic information to other persons in violation of the law. This conduct is frequently referred to as “insider trading.” This policy applies to every officer, director, and employee and extends to activities within and outside their duties for Fort Pitt. Every officer, director, and employee must read and retain a copy of this policy statement. Any questions regarding Fort Pitt’s policy and procedures should be referred to the Chief Compliance Officer.

The term “insider trading” is not defined in the federal securities laws, but generally is used to refer to the use of material nonpublic information to trade in securities (whether or not one is an “insider”) or to communications of material nonpublic information to others. While the law concerning insider trading is not static, it is generally understood that the law prohibits:

A.	trading by an insider, while in possession of material nonpublic information, or
B.
trading by a non-insider, while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated, or

C.	communicating material nonpublic information to others.

The elements of insider trading and the penalties for such unlawful conduct are discussed below. If, after reviewing this policy statement, you have any questions, you should consult the Chief Compliance Officer.

1.	Who is an Insider?

The concept of “insider” is broad. It includes partners and employees of a company. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purposes. A temporary insider can include, among others, a company’s attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. In addition, Fort Pitt may become a temporary insider of a company it advises or for which it performs other services. According to the U.S. Supreme Court, the company must expect the outsider to keep the disclosed nonpublic information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider.

2.	What is Material Information?

Trading on inside information is not a basis for liability unless the information is material. “Material information” generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities. Information that officers, directors, and employees should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

Material information does not have to relate to a company’s business. For example, in Carpenter v. U.S., 108 U.S. 316 (1987), the U.S. Supreme Court considered material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the Journal and whether those reports would be favorable or not.

3.	What is Nonpublic Information?

Information is nonpublic until it has been effectively communicated to the market place. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public.

4.	Basis for Liability.

(a)	Fiduciary Duty Theory

In 1980, the U.S. Supreme Court found that there is no general duty to disclose before trading on material nonpublic information, but that such a duty arises only where there is a fiduciary relationship. That is, there must be a relationship between the parties to the transaction such that one party has a right to expect that the other party will disclose any material nonpublic information or refrain from trading. Chiarellav. U.S. 445 U.S. 22 (1980). In Dirks v. SEC. 463 U.S. 646 (1983), the U.S. Supreme Court stated alternate theories under which non-insiders can acquire the fiduciary duties of insiders: they can enter into a confidential relationship with the company through which they gain information (i.e.. attorneys, accountants), or they can acquire a fiduciary duty to the company’s shareholders as “tippees” if they are aware or should have been aware that they have been given confidential information by an insider who has violated his or her fiduciary duty to the company’s shareholders.

However, in the “tippee” situation, a breach of duty occurs only if the insider personally benefits, directly or indirectly from the disclosure. The benefit does not have to be pecuniary, but can be a gift, a reputational benefit that will translate into future earnings, or even evidence of a relationship that suggests a quid pro quo.

(b)	Misappropriation Theory

Another basis for insider trading liability is the “misappropriation” theory, where liability is established when trading occurs on material nonpublic information that was stolen or misappropriated from any other person. In Carpenter (referenced above), the U.S. Supreme Court found a columnist defrauded The Wall Street Journal when he stole information from the Journal and used it for trading in the securities markets. It should be noted that the misappropriation theory can be used to reach a variety of individuals not previously thought to be encompassed under the fiduciary duty theory.

5.	What are a “Restricted List” and/or “Watch List”?

The Chief Compliance Officer may place certain securities on a “watch list.” Securities issued by companies about which a limited number of employees possess material, nonpublic information should generally be placed on the watch list. Securities are generally placed on the watch list before a transaction becomes public. Once the transaction that caused a security to be included on the watch list is announced, the security is generally moved to the restricted list. The watch list will be disclosed only to a limited number of other people who are deemed to be necessary recipients of the list because of their roles in the firm.

The Chief Compliance Officer may also place certain securities on a “restricted list.” Employees are prohibited from personally, or on behalf of a client, purchasing or selling securities during any period that they are listed. Employees should be warned that the names on a restricted list are highly confidential and are not to be disclosed to anyone outside of the firm.

In a typical multi-services securities firm, stocks are placed on a restricted list when: (i) a public announcement is made about a tender offer merger or exchange offer in which the firm is participating; (ii) potential leaks of information could appear to affect the trading in a transaction in which the firm has been retained; or (iii) the firm is participating in a distribution of securities subject to SEC rule 10b-6 (Prohibition Against Trading by Persons Interested in a Distribution).

6.	Penalties for Insider Trading

Penalties for trading on or communicating material nonpublic information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:

A.	civil injunctions
B.	treble damages
C.	disgorgement of profits
D.	jail sentences
E.	fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited, and
F.	fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

In addition, any violation of this policy statement can be expected to result in serious sanctions by Fort Pitt, including dismissal of the person(s) involved.

SECTION II.           PROCEDURES TO IMPLEMENT ADVISER’S INSIDER TRADING POLICY

The following procedures have been established to aid the officers, directors, and employees of Fort Pitt to avoid insider trading, and to aid Fort Pitt in preventing, detecting and imposing sanctions against insider trading. Every officer, director, and employee of Fort Pitt must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties. If you have any questions about these procedures, you should consult the Chief Compliance Officer.

1.	Identifying Inside Information.

Before trading in the securities of a company about which you may have potential inside information on behalf of yourself or others (including Client Accounts), ask yourself the following questions:

A.
Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the securities if generally disclosed?

B.	Is the information nonpublic? To whom has this information been provided?
C.	Has the information been effectively communicated to the marketplace by being published in Reuters, The Wall Street Journal, or other publications of general circulation?

If, after consideration of the above, you believe that the information is material and nonpublic, or if you have questions as to whether the information is material and nonpublic, you should take the following steps.

A.	Report the matter immediately to the Chief Compliance Officer.
B.	Do not purchase or sell the securities on behalf of yourself or others, including Client Accounts.
C.	Do not communicate the information inside or outside Fort Pitt, other than to the Chief Compliance Officer.

After the Chief Compliance Officer has reviewed the issue, you will be instructed to continue the prohibitions against trading and communication, or you will be allowed to trade and communicate the information.

2.	Personal Security Trading.

All Access Persons of Fort Pitt are required to provide initial and annual holdings reports as well as quarterly transaction reports to the Chief Compliance Officer, as set forth in the Fort Pitt’s Code of Ethics.

3.	Restricting Access to Material Non-Public Information.

Any information in the possession of Fort Pitt or an employee that is identified as material and nonpublic may not be communicated to anyone, including persons within Fort Pitt, except as necessary to conduct advisory business and except as provided in paragraph 1 above. In addition, care should be taken so that such information is secure. For example, files containing material nonpublic information should be sealed; access to computer files containing material nonpublic information should be restricted.

4.	Issues Concerning Insider Trading.

If, after consideration of the items set forth in paragraph 1, doubt remains as to whether information is material or nonpublic, or if there is any unresolved question as to the applicability or interpretation of the foregoing procedures, or as to the propriety of any action, it must be discussed with the Chief Compliance Officer before trading or communicating the information to anyone. The Chief Compliance Officer will determine whether a Watch List or Restricted List, as defined above, would be appropriate and will provide information to employees of the firm as deemed necessary to ensure that insider information is not being improperly utilized by employees on their own behalf or on behalf of Client Accounts.

SECTION III.           SUPERVISION

The role of the Chief Compliance Officer is critical to the implementation and maintenance of this Policy Statement on Insider Trading. These supervisory procedures can be divided into two classifications, (1) the prevention of insider trading, and (2) the detection of insider trading.

1.	Prevention of Insider Trading.

To prevent insider trading the Chief Compliance Officer should:

A.	answer promptly any questions regarding the Policy Statement on Insider Trading;
B.	resolve issues of whether information received by an officer, director, or employee is material and nonpublic;
C.	review and ensure that officers, directors, and employees review, at least annually and update as necessary, the Policy Statement on Insider Trading; and
D.	when it has been determined that an officer, director, or employee has material nonpublic information,

(i)	implement measures to prevent dissemination of such information, and
(ii)	if necessary, restrict officers, directors, and employees from trading the securities in question.

2.	Detection of Insider Trading:

To detect insider trading, the Chief Compliance Officer should:

A.	review the trading activity reports filed by each officer, director, and employee, to ensure no trading took place in securities in which Fort Pitt has material nonpublic information;
B.	review the trading activity of the mutual funds managed by the investment adviser and the mutual funds for which the broker-dealer acts as principal underwriter;
C.	coordinate, if necessary, the review of such reports with other appropriate officers, directors and trustees, or employees of Fort Pitt.

3.	Annual Reports:

On an annual basis, the Chief Compliance Officer will prepare a written report to the management of Fort Pitt, and provide a copy of such report to the Chief Compliance Officer of the Fund, setting forth the following:

A.	a summary of the existing procedures to detect and prevent insider trading;
B.	full details of any investigation, either internal or by a regulatory agency, of any suspected insider trading and the results of such investigation;
C.	an evaluation of the current procedures and any recommendations for improvement.

Exhibit B

Personal Transaction Pre-Clearance Form

Pre-approval must be granted prior to placing a trade in any security. Please note that mutual fund transactions are excluded from this pre-approval requirement except for the purchase and/or sale of shares of the Fort Pitt Capital Total Return Fund. Please also note that pre-approval is not required for ongoing automatic payroll investments in shares of the Fort Pitt Capital Total Return Fund within an individual employee’s 401(k) account.

All approvals are only valid for trades placed on the same business day that the approval is received.

Transaction (circle one)	Buy	Sell	Short
Security Name
Symbol/Cusip
Quantity (shares/dollars)
New issue? (circle one)		Yes	No
Broker and Account #

Employee acknowledges that he/she has no inside information or other knowledge pertaining to this proposed transaction which would constitute a violation of Fort Pitt’s policies or securities laws.

Any transaction described above establishing a position is undertaken with the intention of holding such position for not less than seven days.

Any transaction described above establishing a position is undertaken with the intention of holding such position for not less than sixty days if the security is held as a managed position in any client accounts as of the date below.

Signature	Date

Name

By signing below, the individual verifies that the proposed transaction described above does not violate Fort Pitt’s Personal Securities Transaction Policy.

Executive Officer	Date

Exhibit C

FORT PITT CAPITAL FUNDS

FORT PITT CAPITAL GROUP, LLC

CODE OF ETHICS

Managed Account Certification

I have retained a trustee or third-party manager (the “Manager”) to manage certain of my personal account(s). Following is a list of the account(s) over which I have no direct or indirect influence or control (the “Accounts”):

Name of Broker, Dealer, or Bank	Account Number	Relationship to Manager (Independent Professional, Friend, Relative, etc.)

I acknowledge and certify that:
1.	I have no direct or indirect influence or control over the Accounts;
2.
If my control over the Accounts should change in anyway, I will immediately notify the Chief Compliance Officer in writing of such change and will provide any required information regarding holdings and transactions in the Accounts;

3.
I agree to provide reports of holdings and/or transactions (including, but not limited to, duplicate account statements and trade confirmations) made in the Accounts at the request of the Chief Compliance Officer;

4.	I did not suggest that the Manager make any purchases or sales of securities for the Accounts during the period covered by this report;
5.	I did not direct the Manager to make any purchases or sales of securities for the Accounts during the period covered by this report;
6.	I did not consult with the Manager as to the allocation of investments to be made in the Accounts during the period covered by this report; and
7.	I will contact the Chief Compliance Officer immediately in the event that a non-discretionary or fully managed account over which I have direct or indirect beneficial ownership is opened.

Yes    ☐                   No  ☐

I certify and acknowledge that the information in this form is true and correct to the best of my knowledge and agree to immediately notify the Chief Compliance Officer if such information becomes inaccurate in any way.

Name:	Signature:

Title:

Date:

Exhibit D

FORT PITT CAPITAL FUNDS

FORT PITT CAPITAL GROUP, LLC

CODE OF ETHICS

Initial Report

To the Chief Compliance Officer:

1.	I hereby acknowledge receipt of a copy of the Code of Ethics.

2.	I have read and understand the Code of Ethics and recognize that I am subject thereto in the capacity of an “Access Person.”

3.
Except as noted below, I hereby certify that I have no knowledge of the existence of any personal conflict of interest relationship which may involve Fort Pitt, such as any economic relationship between my transactions and securities held or to be acquired by the Fund.

4.	As of the date below I had a direct or indirect beneficial ownership* in the following securities:

(Attach an additional sheet, if needed)

Title and Type of Security	Ticker Symbol or CUSIP (if applicable)	Number of Shares	Type of Interest (Direct or Indirect)	Principal Dollar Amount of Security	Broker, Dealer or Bank

5.	I hereby represent that I maintain account(s) as of the date this report in which securities are held for my direct or indirect benefit with the brokers, dealers or banks listed below.

(Attach an additional sheet, if needed)

Broker-Dealer or Bank	Account Name	Account Number	Date Established

Name:	Signature:

Title:

Date:

*Beneficial ownership also includes securities held in the name of your spouse or minor children living in your household. You may rely on the account statements provided to the Chief Compliance Officer by you or your broker-dealer as long as the statements contain all information required by this report.

Exhibit E

FORT PITT CAPITAL FUNDS

FORT PITT CAPITAL GROUP, LLC

CODE OF ETHICS

Annual Holdings Report

To the Chief Compliance Officer:

1.	I hereby acknowledge receipt of the current Code of Ethics.

2.	I have read and understand the Code of Ethics and recognize that I am subject thereto in the capacity of an “Access Person.”

3.
I hereby certify that, during the year ended December 31, 20___, I have complied with the requirements of the Code of Ethics and I have reported all securities transactions required to be reported pursuant to the Code of Ethics.

4.
Except as noted below, I hereby certify that I have no knowledge of the existence of any personal conflict of interest relationship which may involve the Fund, such as any economic relationship between my transactions and securities held or to be acquired by the Fund.

5.	As of December 31, 20___, I had a direct or indirect beneficial ownership* in the following securities not already disclosed:

(Attach an additional sheet, if needed)

Title and Type of Security	Ticker Symbol or CUSIP (if applicable)	Number of Shares	Type of Interest (Direct or Indirect)	Principal Dollar Amount of Security	Broker, Dealer or Bank

6.	I hereby represent that I maintain the account(s) listed below in which securities are held for my direct or indirect benefit with the brokers, dealers or banks listed below.

Account Holder’s Name	Broker-Dealer or Bank	Account Number

Name:	Signature:

Title:

Date:

*Beneficial ownership also includes securities held in the name of your spouse or minor children living in your household. You may rely on the account statements provided to the Chief Compliance Officer by you or your broker-dealer as long as the statements contain all information required by this report.

Exhibit F

FORT PITT CAPITAL FUNDS

FORT PITT CAPITAL GROUP, LLC

CODE OF ETHICS

Securities Transactions Report for the Calendar Quarter Ended:

To the Chief Compliance Officer:

During the quarter referred to above, the following transactions were effected in securities of which I had, or by reason of such transaction acquired, direct or indirect beneficial ownership, and which are required to be reported pursuant to the Code of Ethics adopted by Fort Pitt.

Title and Type of Security	Ticker or CUSIP (if applicable)	Date of Transaction	Int. Rate and Maturity Date (if applicable)	Number of Shares	Price	Principal Dollar Amount of Security	Nature of Transaction (Purchase, Sale, Other)	Name and Address of Broker, Dealer or Bank Through Whom Effected

This report (i) excludes transactions with respect to which I had no direct or indirect influence or control, (ii) other transactions not required to be reported, and (iii) is not an admission that I have or had any direct or indirect beneficial ownership in the securities listed above.

I hereby represent that I maintained the following brokerage accounts listed below, in which securities were held during the quarter referenced above for my indirect or direct benefit.

Broker-Dealer or Bank	Account Name	Account Number	Date Established

Except as noted in this report, I hereby certify that I have no knowledge of the existence of any personal conflict of interest relationship which may involve the Fund or Fort Pitt, such as the existence of any economic relationship between my transactions and securities held or to be acquired by the Fund.

Name:

Signature:
Title:
Date: